UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2025

PLUMAS BANCORP
(Exact name of registrant as specified in its charter)

California	000-49883	75-2987096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5525 Kietzke Lane, Suite 100, Reno, Nevada	89511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 786-0907

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PLBC	The Nasdaq Stock Market LLC

Item 1.01. Entry into a Material Definitive Agreement.

On August 22, 2025, Plumas Bancorp (the “Company”) and its wholly-owned bank subsidiary, Plumas Bank (the “Bank”), entered into a Change in Control Agreement (each such agreement, a “CIC Agreement”) with each of Richard Belstock, Executive Vice President and Chief Financial Officer; Mathew Moseley, Executive Vice President and Market President; Aaron Boigon, Executive Vice President and Chief Information Officer; Jeff Moore, Executive Vice President and Chief Credit Officer; and, Jack Prescott, Executive Vice President and Chief Banking Officer (each, an “Executive”). The CIC Agreements amend and restate in their entirety the Executives’ respective Change in Control Agreements with the Company and the Bank dated as of July 21, 2025 (the “Previous Agreements”). The CIC Agreements increase one component of the cash change in control severance benefit from 12 months of annual base salary to 18 months base salary, consistent with Mr. Moseley’s offer letter dated January 28, 2025.

Specifically, each CIC Agreement provides that in the event the Company or the Bank terminates the Executive without “cause” or the Executive voluntarily terminates his or her employment for “good reason” within 24 months following a “change in control” (as those terms are defined in the Executive’s CIC Agreement), then the Executive shall be entitled to receive (1) a lump sum payment in the amount equal to the sum of (a) an amount equal to 18 months’ salary, based on Executive’s annual base salary in effect as of immediately before the change in control, (b) to the extent not previously paid, the Executive’s annual incentive bonus for the calendar year ending immediately prior to the date that the Executive’s employment terminates and (c) a prorated (based on the number of days of service completed for the fiscal year in which the Executive’s employment terminates) portion of the Executive’s average cash bonus over the preceding three fiscal years and (2) reimbursement for the costs of COBRA insurance premiums for up to 18 months, in each case subject to the Executive executing a release of claims in favor of the Company, the Bank and their successors. The benefit to which an Executive is entitled under his or her CIC Agreement may be reduced to avoid the application of federal excise taxes under Section 280G of the Internal Revenue Code. In addition, each Executive agrees to not misappropriate the Company’s or the Bank’s trade secrets by diverting business or soliciting the employees of the Company or the Bank for a period of 12 months following the Executive’s termination of employment.

Each CIC Agreement provides for an initial term ending on December 31, 2028 with automatic, successive one-year renewal periods unless the Company or the Bank notifies the Executive of an intent to terminate the CIC Agreement at least 60 days prior to the end of the then-current term, provided that if there has been a public announcement of a transaction that is intended to or would reasonably be expected to result in a change in control prior to the end of the then-current term, the CIC Agreement shall renew for an additional year regardless of whether a notice of termination has been provided, provided further, if the CIC Agreement continues to be in effect upon a change in control, the term of the CIC Agreement shall terminate on the second anniversary of the closing date of such change in control.

This description is a summary and does not purport to be a complete description of all of the terms of the CIC Agreements and it is qualified in its entirety by reference to the form of the CIC Agreement, which is filed as Exhibit 10.2 to this report and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Form of Change of Control Agreement among Plumas Bancorp, Plumas Bank and certain executive officers
10.2	Schedule of Executive Officers Party to Change of Control Agreements
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUMAS BANCORP

Dated: August 22, 2025	By:	/s/ Richard L. Belstock
Name: Richard L. Belstock
Title: Chief Financial Officer